Exhibit 99.1

Expedia, Inc. Reports First Quarter 2013 Results

BELLEVUE, Wash.—April 25, 2013—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the first quarter ended March 31, 2013.

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Room nights grew 28% year-over-year for the first quarter of 2013 driven by continued acceleration at Brand Expedia and healthy room night growth at Hotels.com, eLong, Expedia Affiliate Network and Egencia.

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Revenue grew 24% year-over-year for the first quarter of 2013 due to strong growth in the Americas, Europe and Asia-Pacific across most brands. Aided by strategic acquisitions, revenue growth in Europe during the first quarter of 2013 was more than five times the rate of growth in the first quarter of 2012.

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Expedia, Inc. celebrated several milestones during the first quarter of 2013 including: Brand Expedia successfully migrating significant traffic to its new package platform; continued progress on the global roll-out of the Expedia® Traveler Preference™ (ETP) program with almost 25,000 contracted hotels; as well as passing the 30 million mobile app download mark collectively across Expedia, Inc.’s leisure brands.

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Expedia, Inc. completed the acquisition of 61.6% of the fully-diluted equity of trivago™ GmbH, a leading hotel metasearch company, in March 2013. In addition, year to date, the company repurchased 2.0 million common shares for a total of $127 million.

Financial Summary & Operating Metrics (financial figures in $MMs except per share amounts)

Metric	Quarter Ended 3.31.13	Quarter Ended 3.31.12	Y / Y Growth
Room night growth	28%	24%	325 bps
Gross bookings	9,781.1	8,420.5	16%
Revenue	1,012.4	816.5	24%
Adjusted EBITDA*	105.1	101.8	3%
Operating income / (loss)^	(105.6)	48.7	(317%)
Adjusted net income *	35.3	36.9	(4%)
Income / (loss) from continuing operations ^	(104.2)	20.6	(606%)
Adjusted EPS *	$0.25	$0.26	(4%)
Diluted EPS from continuing operations ^	($0.77)	$0.15	(613%)
Free cash flow *	793.9	797.0	(0.4%)

*	“ Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 11-14 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for adjusted earnings before interest, taxes, depreciation and amortization was revised in the fourth quarter of 2012.
^	Includes approximately $66 million of expenses related to the acquisition of a majority interest in trivago GmbH that closed during the first quarter of 2013 comprised of $57 million in stock based compensation and $10 million in expense related to the retirement of a pre-existing trivago employee, phantom equity plan as well as a $60 million charge related to an unfavorable Hawaii tax court ruling. See additional detail in our SEC filings.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The information presented within treats the domestic and international operations previously associated with Expedia’s TripAdvisor® Media Group as discontinued operations and accounts for the reverse stock split that occurred on December 20, 2011. The results include Expedia.com®, Hotels.com®, Hotwire.com®, Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong™, Venere® Net SpA and trivago GmbH; in addition to the related international points of sale.

Expedia and AirAsia™ formed a joint venture on July 1, 2011, which is 50% owned by Expedia; therefore, subsequent results do not include the Brand Expedia websites contributed to the joint venture.

The results include VIA Travel™ following our acquisition on April 27, 2012 and trivago GmbH following our acquisition of a controlling interest on March 8, 2013. The impacts are discussed in more detail below. Unless otherwise noted, all comparisons below are versus the first quarter of 2012.

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 16% (16% excluding foreign exchange) for the first quarter of 2013, primarily driven by a 28% increase in hotel room nights and a 9% increase in air tickets. The VIA Travel acquisition added approximately 4 percentage points to year-over-year gross bookings growth for the first quarter of 2013.

For the first quarter of 2013, average daily room rates and average airfares were essentially flat year-over-year. Air tickets sold grew by 9% year-over-year primarily due to the VIA Travel acquisition. Domestic bookings increased 7% and international bookings increased 30% (30% excluding foreign exchange) for the first quarter of 2013. International bookings totaled $4.3 billion for the first quarter of 2013, accounting for 44% of worldwide bookings versus 39% in the prior year.

Revenue increased 24% (25% excluding foreign exchange) for the first quarter of 2013, primarily driven by an increase in hotel room nights stayed partially offset by a decrease in revenue per room night. Combined the VIA Travel and trivago acquisitions added approximately 5.5 percentage points to year-over-year revenue growth for the first quarter of 2013. Domestic revenue increased 16% and international revenue increased 36% (38% excluding foreign exchange) for the first quarter of 2013. International revenue equaled $454 million for the first quarter of 2013, representing 45% of worldwide revenue versus 41% in the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 10.4% for the first quarter of 2013, an increase of 65 basis points compared to the first quarter of 2012. The increase primarily relates to a favorable mix shift to our higher margin products, including hotel and metasearch, partially offset by mix shifts within our hotel product.

Product & Services Detail

As a percentage of total worldwide revenue in the first quarter of 2013, hotel accounted for 70%, air accounted for 10% and all other revenue sources, including hotel metasearch revenue, accounted for the remaining 20%.

Worldwide hotel revenue increased 24% for the first quarter of 2013 driven by a 28% increase in room nights stayed partially offset by a 3% decrease in revenue per room night. Revenue per room night decreased primarily due to changes in our hotel product mix, of which mix shift to Asia-Pacific remains a significant component. This decline was partially offset by higher average daily rates in other regions.

Worldwide air revenue increased 14% for the first quarter of 2013 due primarily to a 9% increase in air tickets sold. The increase in ticket volume primarily relates to the VIA Travel acquisition. Revenue per ticket increased 5% primarily due to variable incentives from suppliers.

All other revenue (excluding hotel and air) increased 29% for the first quarter of 2013 through strong growth in corporate travel fees and hotel metasearch revenue.

Costs and Expenses

(Stock-based compensation expenses of $75 million for first quarter of 2013 and $17 million for first quarter of 2012 have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended March 31,			Three months ended March 31,
	2013	2012	Growth	2013	2012	r in bps
Cost of revenue	$250	$199	25%	24.6%	24.4%	25
Selling and marketing	492	373	32%	48.6%	45.6%	295
Technology and content	133	105	27%	13.1%	12.8%	31
General and administrative	85	71	19%	8.4%	8.7%	(37)

Total costs and expenses	$959	$748	28%	94.7%	91.6%	315

Cost of revenue (non-GAAP)

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Cost of revenue increased 25% for the first quarter of 2013 due to $25 million more in customer operations expenses. Headcount costs related to the VIA Travel acquisition and our global customer organizations accounted for approximately 80% of the total increase. Higher net credit card processing costs, including fraud, related to our merchant bookings drove an additional $19 million increase. Depreciation represents approximately 1% of total cost of revenue for the first quarter of 2013; essentially consistent with the first quarter of the prior year.

Selling and Marketing (non-GAAP)

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Selling and marketing expense increased 32% in the first quarter of 2013 driven by a $99 million increase in direct costs. Online and offline marketing and mobile download spend at Brand Expedia, Hotels.com and trivago as well as higher affiliate marketing expenses at Expedia Affiliate Network accounted for approximately 80% of the total increase. The trivago acquisition added approximately 4 percentage points to year-over-year selling and marketing expense growth for the first quarter of 2013.

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Indirect costs increased $20 million due to higher personnel expenses driven by additional headcount from the trivago acquisition as well as our supply organization, Egencia and other leisure brands. As a percentage of total selling and marketing, indirect costs represented 22% in the first quarter of 2013 compared to 24% in the first quarter of 2012.

•	Depreciation represents less than 1% of total selling and marketing expenses for the first quarter of 2013; essentially consistent with the first quarter of the prior year.

Technology and Content (non-GAAP)

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Technology and content expense increased 27% for the first quarter of 2013 primarily due to a $17 million increase in personnel costs for additional headcount to support key technology projects for Brand Expedia, our corporate technology function and supply organization. Depreciation grew by $13 million year-on-year and represents approximately 31% of total technology and content expenses for the first quarter of 2013 compared to 27% in the first quarter of 2012.

General and Administrative (non-GAAP)

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General and administrative expense increased 19% for the first quarter of 2013 primarily due to higher personnel and overhead costs of $10 million, of which additional headcount drove approximately 60% of the total increase. Acquisitions added approximately 7 percentage points to year-over-year general and administrative expense growth for the first quarter of 2013. Depreciation represents approximately 5% of total general and administrative expenses for the first quarter of 2013; essentially consistent with the first quarter of the prior year.

Legal reserves, occupancy tax and other

For the quarter ended March 31, 2013, we reserved an additional $60 million in connection with ongoing Hawaii excise tax litigation. We reserved this additional amount as we expect the state will seek to require us to pay penalties and interest before we can appeal an adverse ruling by the Hawaii tax court. The tax court had previously held that online travel companies must remit excise taxes on gross bookings made by consumers outside of the state of Hawaii (thereby subjecting the hotel’s charge for the room to double taxation). To the extent we prevail, the state will be required to repay us with interest. Payment of these amounts is not an admission that we believe we are subject to the taxes or penalties in question.

Acquisition-related and other

In March 2013, Expedia, Inc. completed the acquisition of a majority ownership interest in trivago and incurred $57 million of stock based compensation expense and $10 million in expense related to the retirement of a pre-existing trivago employee, phantom equity plan.

Interest and Other

For the first quarter of 2013, interest income and interest expense were essentially consistent with the first quarter of the prior year. For the first quarter of 2013, other, net was a gain of $2 million compared to a loss of $6 million in first quarter 2012. Gains for the first quarter of 2013 were primarily related to foreign exchange. Losses for the first quarter of 2012 were comprised of foreign exchange losses as well as equity method operating losses. Foreign currency rate fluctuations minimally impacted first quarter revenue growth rates. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Income Taxes

The effective tax rate on GAAP pre-tax (loss) / income was 10.0% for the first quarter of 2013 compared with 19.5% in the prior year period. The effective tax benefit on pre-tax adjusted net income (“ANI”) was 1.0% for the first quarter of 2013 compared with an effective tax rate of 22.5% in the prior year period. The effective tax rate benefit on our GAAP pre-tax losses in the first quarter of 2013 was lower than our prior year effective tax rate primarily because of two non-deductible items included in GAAP pre-tax losses—stock compensation related to the trivago acquisition and penalties accrued during the quarter related to the Hawaii Tax Court Litigation. The lower ANI rate was primarily driven by a favorable impact of US tax legislation enacted in January 2013.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.1 billion at March 31, 2013. Of this amount, $327 million is held by our majority-owned subsidiaries and while included in our consolidated financial statements, we do not treat it as available for our working capital purposes.

Outstanding letters of credit totaling $22 million were applied to our $1 billion unsecured revolving credit facility leaving a total available capacity of $978 million at March 31, 2013. Long-term debt totaled $1.25 billion at March 31, 2013 consisting of $749 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018.

For the quarter ended March 31, 2013, net cash provided by operating activities was $881 million and free cash flow was $794 million. Both measures include $808 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow decreased $3 million for the quarter ended March 31, 2013, compared to the prior year primarily due to a $36 million increase in capital expenditures, including $23 million for a 50% ownership interest in an aircraft, and higher cash tax payments partially offset by our working capital benefit.

At March 31, 2013, we had stock-based awards outstanding representing approximately 19 million shares of our common stock, consisting of stock options to purchase 18 million common shares with a $34.25 weighted average exercise price and weighted average remaining life of 5 years, and approximately 1 million restricted stock units (RSUs).

During the first quarter of 2013, we repurchased 1.7 million common shares for an aggregate purchase price of $111 million excluding transaction costs (an average of $63.87 per share). Subsequent to quarter end, we repurchased an additional 260,000 common shares for an aggregate purchase price of $16 million excluding transaction costs (an average of $61.80 per share). Approximately 16.1 million shares of common stock are available for repurchase under our April 25, 2012 share repurchase authorization.

Pursuant to the Amended and Restated Governance Agreement with Liberty Interactive Corporation, we issued 467,672 shares of common stock to Liberty at a price per share of $54.04 for an aggregate value of approximately $25 million. The shares were issued from treasury stock during the first quarter of 2013.

On March 28, 2013, we paid a quarterly dividend of $18 million ($0.13 per common share). In addition, on April 24, 2013, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.13 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 30, 2013, with a payment date of June 19, 2013. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $18 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Global Presence

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Expedia, Inc. completed the acquisition of 61.6% of the fully-diluted equity of trivago GmbH, a leading global hotel metasearch company based in Europe, paying approximately US$564 million in cash and agreeing to issue a total of 875,200 shares of Expedia, Inc. common stock over five years.

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Expedia.com Ltd. was named to The Sunday Times’ list of ‘Best Companies to Work For,’ ranking 22nd out of nearly 900 businesses based in the UK. Expedia, Inc. took the top spot on O.C. Tanner’s list of ‘Coolest Companies to Work for in Seattle.’

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Expedia® Affiliate Network (EAN) signed agreements to power travel bookings for several new partners, including French flag carrier Air France; and Swiss International Air Lines, the national airline of Switzerland.

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Expedia® launched its 31st localized booking site, www.expedia.fi, giving consumers in Finland access to Expedia’s extensive selection of hotel and rental car offerings. Hotwire also extended its global footprint by launching localized sites in Mexico, www.hotwire.com/mx and Singapore, www.hotwire.com/sg/, giving local consumers access to Hotwire’s deeply discounted travel products and services.

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Expedia, Inc. signed an expanded partnership agreement with Kenya Airways to make the Nairobi-based airline’s content available on Expedia and Egencia points of sale in the US and Canada; as well as a new agreement to make Aerolineas Argentinas’ complete selection of schedules and fares available on Expedia, Egencia and Hotwire sites in North America and Europe.

Technology Platform Investment and Innovation

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Expedia.com initiated testing on a revamped homepage built with responsive-design technology. The new page marks the first major manifestation of the brand’s responsive-design strategy and features a simplified, search-based user interface intended to optimize usability across all devices.

•	Egencia® and Concur established a global partnership through which the companies are connecting the corporate travel booking and expense management processes into one solution for mutual clients.

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Independent market research firm Harris Interactive named Expedia ‘Brand of the Year’ in the Online Travel Service category of its 2013 Brand Equity study, and Expedia.co.uk received the Favorite Online Booking Website designation at the Travel Weekly Global Awards. Hotels.com placed second on Byte Level Research’s ‘Best Global Websites’ list, coming in just behind Google and ahead of Facebook as the only travel brand to achieve a top five ranking; and was named the Top Travel Website in the UK by eDigitalResearch.

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Expedia® Media Solutions, the advertising sales division of Expedia, Inc. received the Digital Marketing “Best in Show” award at the 56th annual Adrian Awards competition for its successful Facebook FriendTrips™ campaign that ultimately expanded Expedia.com’s Facebook network to more than 1.5 million fans.

Worldwide Hotel Portfolio

•	At quarter end, Expedia, Inc. global websites, including eLong, featured more than 205,000 bookable properties. Expedia, Inc. sites offer over 140,000 hotels in EMEA and APAC countries.

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Expedia, Inc. signed partnership agreements that include provisions allowing for distribution under the Expedia Traveler Preference (ETP) program with leading European hotel operator Accor as well as La Quinta, one of the largest operators of limited-service hotels in the US.

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An internal analysis of 2,400 participating suppliers conducted in Europe showed hotels transitioning into the ETP program experienced well over a 500 basis point increase in ETP standalone net room night growth versus production prior to joining the program. In addition, our data for hotels transacting under ETP agreements showed an approximate 50 / 50 split between customer preferences for Expedia Collect versus Hotel Collect for ETP standalone room nights and a rough mix of 75% Expedia Collect and 25% Hotel Collect between customer preferences when including packages and non-refundable room nights.

New Distribution Channels

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Expedia completed the global roll-out of its updated mobile app featuring robust mobile itinerary capability. The new app gives smartphone users access to real-time itinerary details for all flight, hotel, rental car, cruise, and destination service bookings made on Expedia-branded sites.

•	Egencia extended its Flight Exchange feature to mobile, giving business travelers in the US the ability to quickly exchange their flight booking using a smartphone or tablet device.

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The Hotels.com mobile app was named the ‘Best Hotel Booking App’ in the Hotels & Resorts category by About.com, surpassing several other leading online travel companies to capture nearly half of the vote.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended March 31,
	2013	2012
Revenue	$1,012,367	$816,488
Costs and expenses:
Cost of revenue (1)	250,581	200,098
Selling and marketing (including $61,071 and $51,361 with a related party)(1)	496,155	377,072
Technology and content (1)	138,283	108,911
General and administrative (1)	92,376	78,578
Amortization of intangible assets	12,570	3,422
Legal reserves, occupancy tax and other	61,558	(276)
Acquisition-related and other(1)	66,472	—

Operating income (loss)	(105,628)	48,683
Other income (expense):
Interest income	5,917	5,743
Interest expense	(21,748)	(21,392)
Other, net	2,188	(6,207)

Total other expense, net	(13,643)	(21,856)

Income (loss) from continuing operations before income taxes	(119,271)	26,827
Provision for income taxes	11,903	(5,240)

Income (loss) from continuing operations	(107,368)	21,587
Discontinued operations, net of taxes	—	(23,889)

Net loss	(107,368)	(2,302)
Net (income) loss attributable to noncontrolling interests	3,142	(979)

Net loss attributable to Expedia, Inc.	$(104,226)	$(3,281)

Amounts attributable to Expedia, Inc.:
Income (loss) from continuing operations	$(104,226)	$20,608
Discontinued operations, net of taxes	—	(23,889)

Net loss	$(104,226)	$(3,281)

Earnings (loss) per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$(0.77)	$0.15
Diluted	(0.77)	0.15
Loss per share attributable to Expedia, Inc. available to common stockholders:
Basic	$(0.77)	$(0.02)
Diluted	(0.77)	(0.02)
Shares used in computing earnings per share:
Basic	135,641	133,202
Diluted	135,641	139,306
Dividends declared per common share	$0.13	$0.09
(1) Includes stock-based compensation as follows:
Cost of revenue	$1,061	$919
Selling and marketing	4,265	4,445
Technology and content	5,395	4,284
General and administrative	7,714	7,303
Acquisition-related and other	56,643	—

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,082,798	$1,293,161
Restricted cash and cash equivalents	29,265	21,475
Short-term investments	1,006,338	644,982
Accounts receivable, net of allowance of $12,121 and $10,771	627,792	461,531
Prepaid expenses and other current assets	234,678	193,353

Total current assets	2,980,871	2,614,502
Property and equipment, net	419,241	409,373
Long-term investments and other assets	226,382	224,231
Intangible assets, net	1,163,828	821,419
Goodwill	3,642,098	3,015,670

TOTAL ASSETS	$8,432,420	$7,085,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,124,289	$954,071
Accounts payable, other	344,730	283,029
Deferred merchant bookings	1,906,640	1,128,231
Deferred revenue	35,585	26,475
Accrued expenses and other current liabilities	573,063	590,505

Total current liabilities	3,984,307	2,982,311
Long-term debt	1,249,361	1,249,345
Deferred income taxes, net	439,755	323,766
Other long-term liabilities	133,742	126,912

Commitments and contingencies
Redeemable noncontrolling interests	355,024	13,473
Stockholders’ equity:
Common stock $.0001 par value	19	19
Authorized shares: 1,600,000
Shares issued: 190,657 and 189,255
Shares outstanding: 122,547 and 122,530
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,784,597	5,675,075
Treasury stock—Common stock, at cost	(3,060,447)	(2,952,790)
Shares: 68,110 and 66,725
Retained earnings (deficit)	(546,294)	(442,068)
Accumulated other comprehensive income (loss)	(18,782)	22

Total Expedia, Inc. stockholders’ equity	2,159,094	2,280,259
Noncontrolling interest	111,137	109,129

Total stockholders’ equity	2,270,231	2,389,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,432,420	$7,085,195

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2013	2012
Operating activities:
Net loss	$(107,368)	$(2,302)
Less: Discontinued operations, net of tax	—	(23,889)

Net income (loss) from continuing operations	(107,368)	21,587
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	48,866	34,314
Amortization of stock-based compensation	75,078	16,951
Amortization of intangible assets	12,570	3,422
Deferred income taxes	4,741	10,323
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	41,845	(12,021)
Realized gain on foreign currency forwards	(5,808)	(6,637)
Other	2,669	3,921
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(150,834)	(71,836)
Prepaid expenses and other current assets	(28,227)	(18,389)
Accounts payable, merchant	173,020	64,299
Accounts payable, other, accrued expenses and other current liabilities	27,043	(2,248)
Deferred merchant bookings	778,409	802,457
Deferred revenue	9,085	1,673

Net cash provided by operating activities from continuing operations	881,089	847,816

Investing activities:
Capital expenditures, including internal-use software and website development	(87,156)	(50,814)
Purchases of investments	(598,127)	(293,190)
Sales and maturities of investments	245,244	240,641
Acquisitions, net of cash acquired	(540,489)	—
Net settlement of foreign currency forwards	5,808	6,637
Other, net	—	(1,031)

Net cash used in investing activities from continuing operations	(974,720)	(97,757)

Financing activities:
Purchases of treasury stock	(117,672)	(198,164)
Proceeds from issuance of treasury stock	25,273	—
Payment of dividends to stockholders	(17,983)	(12,204)
Proceeds from exercise of equity awards	20,410	31,801
Excess tax benefit on equity awards	19,379	7,492
Other, net	(7,758)	(4,176)

Net cash used in financing activities from continuing operations	(78,351)	(175,251)

Net cash provided by (used in) continuing operations	(171,982)	574,808
Net cash used in discontinued operations	—	(7,607)
Effect of exchange rate changes on cash and cash equivalents	(38,381)	16,173

Net increase (decrease) in cash and cash equivalents	(210,363)	583,374
Cash and cash equivalents at beginning of period	1,293,161	689,134

Cash and cash equivalents at end of period	$1,082,798	$1,272,508

Supplemental cash flow information
Cash paid for interest from continuing operations	$41,468	$42,667
Income tax payments (refunds), net from continuing operations	2,552	(17,231)

Expedia, Inc.

Trended Metrics

(All figures in millions)

•

The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2011				2012				2013	Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross Bookings by Segment
Leisure	$6,653	$7,270	$6,956	$5,689	$7,666	$8,019	$8,120	$6,571	$8,664	13%
Egencia	642	684	667	621	755	938	936	955	1,117	48%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	16%
Gross Bookings by Geography
Domestic	$4,390	$4,856	$4,547	$3,798	$5,116	$5,486	$5,155	$4,201	$5,484	7%
International	2,905	3,097	3,076	2,512	3,305	3,471	3,902	3,324	4,297	30%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	16%
Gross Bookings by Agency/Merchant
Agency	$4,144	$4,476	$4,120	$3,614	$4,621	$4,867	$4,706	$4,165	$5,270	14%
Merchant	3,151	3,478	3,503	2,696	3,799	4,090	4,350	3,361	4,511	19%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	16%
Revenue by Segment
Leisure	$686	$866	$976	$742	$764	$964	$1,121	$890	$924	21%
Egencia	42	47	44	45	53	76	78	85	89	68%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	24%
Revenue by Geography
Domestic	$434	$516	$561	$444	$483	$591	$642	$511	$558	16%
International	294	398	459	343	334	449	557	464	454	36%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	24%
Revenue by Agency/Merchant/Advertising
Agency	$181	$200	$216	$167	$182	$220	$235	$212	$234	28%
Merchant	520	685	777	591	603	787	930	730	733	22%
Advertising & Media Revenue	27	29	27	30	31	32	35	33	46	47%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	24%
Adjusted EBITDA
Leisure	$150	$254	$344	$234	$171	$283	$357	$262	$178	4%
Corporate	(76)	(74)	(72)	(78)	(79)	(78)	(76)	(90)	(85)	7%

Subtotal	$74	$179	$273	$156	$92	$205	$281	$172	$93	1%
Egencia	8	10	5	6	10	18	12	13	12	22%

Total	$82	$189	$278	$162	$102	$223	$294	$185	$105	3%
Worldwide Hotel (Merchant & Agency)
Room Nights	18.3	24.7	28.9	22.4	22.7	30.1	36.7	29.7	29.0	28%
Room Night Growth	15%	21%	17%	19%	24%	22%	27%	33%	28%	28%
Room Night Growth including AirAsia JV	15%	21%	19%	21%	27%	24%	27%	34%	28%	28%
ADR Growth	3%	6%	7%	2%	0%	-1%	-3%	-3%	0%	0%
Revenue per Night Growth	1%	5%	1%	-5%	-6%	-5%	-6%	-6%	-3%	-3%
Revenue Growth	16%	27%	18%	12%	18%	16%	20%	25%	24%	24%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	-10%	-3%	-10%	-8%	5%	3%	11%	12%	9%	9%
Airfare Growth	13%	11%	12%	10%	7%	5%	1%	2%	0%	0%
Revenue per Ticket Growth	17%	1%	7%	-10%	-20%	-11%	-19%	-2%	5%	5%
Revenue Growth	5%	-1%	-3%	-17%	-17%	-8%	-10%	10%	14%	14%

Notes:

The metrics above exclude results from the joint venture between Expedia Worldwide and AirAsia beginning July 1, 2011 except where noted.

The metrics above include VIA Travel following our acquisition on April 27, 2012 and trivago GmbH following our acquisition of a controlling interest on March 8, 2013.

VIA Travel and trivago GmbH are recorded within the Egencia and Leisure segments, respectively.

Advertising & Media Revenue includes revenue from trivago GmbH.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire.com, the Expedia Affiliate Network, trivago and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to occupancy tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012.

Adjusted EBITDA is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

Tabular Reconciliations for Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization

	Three months ended March 31,
	2013	2012
	(In thousands)
Adjusted EBITDA	$105,128	$101,818
Depreciation	(48,866)	(34,314)
Amortization of intangible assets	(12,570)	(3,422)
Stock-based compensation	(75,078)	(16,951)
Legal reserves, occupancy tax and other	(61,558)	276
Acquisition-related and other	(9,829)	—
Realized (gain) loss on revenue hedges	(2,855)	1,276

Operating income (loss)	(105,628)	48,683
Interest expense, net	(15,831)	(15,649)
Other, net	2,188	(6,207)

Income (loss) from continuing operations before income taxes	(119,271)	26,827
Provision for income taxes	11,903	(5,240)

Income (loss) from continuing operations	(107,368)	21,587
Discontinued operations, net of taxes	—	(23,889)

Net loss	(107,368)	(2,302)
Net (income) loss attributable to noncontrolling interests	3,142	(979)

Net loss attributable to Expedia, Inc.	$(104,226)	$(3,281)

Adjusted Net Income & Adjusted EPS

	Three months ended March 31,
	2013	2012
	(in thousands, except per share data)
Net loss attributable to Expedia, Inc.	$(104,226)	$(3,281)
Discontinued operations, net of taxes	—	23,889
Amortization of intangible assets	12,570	3,422
Stock-based compensation	75,078	16,951
Legal reserves, occupancy tax and other	61,558	(276)
Acquisition-related and other	9,829	—
Foreign currency gain on U.S. dollar cash balances held by eLong	(13)	(106)
Unrealized (gain) loss on revenue hedges	(3,911)	2,661
Provision for income taxes	(11,599)	(5,914)
Noncontrolling interests	(4,003)	(471)

Adjusted Net Income	$35,283	$36,875

GAAP diluted weighted average shares outstanding	135,641	139,306
Additional dilutive securities	6,385	1,694

Adjusted weighted average shares outstanding	142,026	141,000

Diluted earnings (loss) per share from continuing operations	$(0.77)	$0.15
Adjusted earnings per share from continuing operations	0.25	0.26

Free Cash Flow

	Three months ended March 31,
	2013	2012
	(in thousands)
Net cash provided by operating activities	$881,089	$847,816
Less: capital expenditures	(87,156)	(50,814)

Free cash flow	$793,933	$797,002

Non-GAAP cost of revenue, selling and marketing, technology and content expenses and general and administrative excluding stock-based compensation

	Three months ended March 31,
	2013	2012
	(in thousands)
Cost of revenue	$250,581	$200,098
Less: stock-based compensation	(1,061)	(919)

Cost of revenue excluding stock-based compensation	$249,520	$199,179
Selling and marketing expense	$496,155	$377,072
Less: stock-based compensation	(4,265)	(4,445)

Selling and marketing expense excluding stock-based compensation	$491,890	$372,627
Technology and content expense	$138,283	$108,911
Less: stock-based compensation	(5,395)	(4,284)

Technology and content expense excluding stock-based compensation	$132,888	$104,627
General and administrative expense	$92,376	$78,578
Less: stock-based compensation	(7,714)	(7,303)

General and administrative expense excluding stock-based compensation	$84,662	$71,275

Conference Call

Expedia, Inc. will audiocast a conference call to discuss first quarter 2013 financial results and certain forward-looking information on Thursday, April 25, 2013 at 1:30 p.m. Pacific Daylight Time (PDT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 25, 2013 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: increasingly competitive global environment; declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or travel distribution partners; increases in the costs of maintaining and enhancing our brand awareness; our inability to adapt to technological developments or industry trends; changes in search engine algorithms and dynamics or other traffic-generating arrangements; our ability to adopt new business models and practices; our ability to expand successfully in international markets; unfavorable new, or adverse application of or failure to comply with existing, laws, rules or regulations; adverse outcomes in legal proceedings to which we are a party; our ability to determine our worldwide tax provision for income taxes; fluctuations in our effective tax rate; our ability to retain or motivate key personnel or hire, retain and motivate qualified personnel; volatility in our stock price; liquidity constraints or our inability to access the capital markets when necessary; changing laws, rules and regulations and legal uncertainties relating to our business; risks related to interruption or lack of redundancy in our information systems; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions; changes in senior management; management conflicts of interest; failure of our third-party service providers; risks related to the failure of counterparties to perform on financial obligations; risks related to our long-term indebtedness; our inability to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness; fluctuations in foreign exchange rates; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2012.

Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 30 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 11 countries on its 10 sites in North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com™, the online hotel reservation specialist in Europe

•	trivago®, a leading online hotel search company with sites in 33 countries

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2013 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts	Communications
Investor Relations	(425) 679-4317
(425) 679-3555	press@expedia.com
ir@expedia.com